10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund

Short Intermediate Bond Fund

Security

May Department Stores

Advisor

EIMCO
Transaction
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 Date
-----
7/13/2004
Cost
----
$6,000,000
Offering Purchase
-----------------
0.272%
Broker
------
Morgan Stanley & Co.
Underwriting
------------
Syndicate
---------
Members
-------
J.P. Morgan Securities Inc.
Citigroup Global Markets, Inc.
Morgan Stanley & Co.
Banc of America Securities LLC
Wachovia Securities, Inc.